                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the registrant                     [X]
Filed by a party other than the registrant  [ ]
Check appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             Mego Financial Corp.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

       Irving J. Steinberg, Vice President and Chief Accounting Officer
- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         12% Cumulative Preferred Stock, $.01 par value, $10 redemption value Common Stock, $.01 par value
- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         Series A, 12% Cumulative Preferred Stock,
          par value $.01,                              200,000 shares
         Common Stock, $.01 par value,              18,087,556 shares
- --------------------------------------------------------------------------------
     (3) Per Unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                                      N/A
- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
                                      N/A
- --------------------------------------------------------------------------------
[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement number:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                              MEGO FINANCIAL CORP.
                               4310 PARADISE ROAD
                             LAS VEGAS, NEVADA 89109

                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 11, 1996

                           ---------------------------

To our shareholders:

         Notice is hereby given that the Annual Meeting of Shareholders of Mego Financial Corp. (the "Company") will be held at the Company's headquarters, 4310 Paradise Road, Las Vegas, Nevada 89109, on Tuesday, June 11, 1996, at 10:00 a.m. local time, for the following purposes:

            1. To elect a Board of six Directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified; and

            2. To consider and take action upon such other matters as may properly come before the meeting and any adjournment or adjournments thereof.

         The close of business on May 3, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. The transfer books of the Company will not be closed.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                              By Order of the Board of Directors


                              DON A. MAYERSON

                              Don A. Mayerson, Executive Vice President,
                              General Counsel and Secretary

May 13, 1996

                              MEGO FINANCIAL CORP.
                               4310 PARADISE ROAD
                             LAS VEGAS, NEVADA 89109

                             -----------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                             -----------------------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mego Financial Corp., a New York corporation (the "Company"), of proxies to be voted at the annual meeting of shareholders to be held at the Company's principal executive offices, 4310 Paradise Road, Las Vegas, Nevada 89109, on Tuesday, June 11, 1996, at 10:00 a.m. local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any shareholder giving such a proxy may revoke it by written notice to the Secretary of the Company at the above address at any time before it is exercised. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given, or unless the shareholder votes by ballot at the meeting.

         The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to the Company's shareholders is May 13, 1996.

                               VOTING SECURITIES

         Holders of record of shares of the Company's Common Stock, $.01 par value per share (the "Common Shares"), and the Company's Series A, 12% Cumulative Preferred Stock (the "Preferred Shares"), at the close of business on May 3, 1996 (the "Record Date") are entitled to vote at the meeting. Each Common Share and Preferred Share is entitled to one vote upon all matters to be acted upon at the meeting. The presence, in person or by proxy, of the holders of shares representing a majority vote of the outstanding Common Shares and Preferred Shares will constitute a quorum. On May 3, 1996, the Company had issued and outstanding 18,087,556 Common Shares and 200,000 Preferred Shares.

         Abstentions will be considered as shares present and entitled to vote at the meeting for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but will not be counted as votes cast "for" or "against" any matter. Shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) will be treated as shares that are present and entitled to vote at the meeting for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefor would not be considered as shares entitled to vote on that subject matter and therefor would not be considered when counting votes cast on the matter.

         YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

         If the enclosed proxy is properly signed, dated and returned, the shares represented thereby will be voted in accordance with the instructions thereon. If no instructions are indicated, the shares represented thereby will be voted FOR the election of the nominees set forth under the caption "Election of Directors".

                             ELECTION OF DIRECTORS



         At the meeting, six Directors will be elected by the shareholders to serve until the next annual meeting and until their successors are duly elected and qualified. Directors will be elected by a plurality vote of the Common Shares and Preferred Shares represented in person or by proxy at the meeting. When signed, dated and returned the accompanying proxy will be voted FOR the election as Directors of Messrs. Nederlander, Cohen, Hirsch, McConnaughy, Ross and Schuster (the "Nominees"), each of whom is now a Director, unless the proxy contains contrary instructions. Management has no reason to believe that any of the Nominees will not be a candidate or will be unable to serve as a Director. However, in the event that any of the Nominees should become unable or unwilling to serve as a Director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

         Set forth below is certain information with respect to each nominee:

         ROBERT NEDERLANDER (62) has been the Chairman of the Board and Chief Executive Officer of the Company since January 1988, when affiliates of the Assignors (as hereinafter defined) including Mr. Cohen acquired approximately 43% of the outstanding Common Shares of the Company (the "Share Acquisition"). See "Certain Relationships and Related Transactions." Mr. Nederlander is the Chairman of the Executive Committee and a member of the Audit Committee. Since July 1995, Mr. Nederlander has served on the Board of Directors of Hospitality Franchise Systems, Inc. ("HFS"), which, together with its subsidiary, entered into an agreement in April 1995 with the Company pursuant to which the Company is licensed to use the "Ramada" name in its timeshare operations. Mr. Nederlander has been President of Nederlander Organization, Inc., a company principally engaged in the theatrical business, since 1981. Since May 1989, Mr. Nederlander served as the Chairman of the Board and Chief Executive Officer of Allis-Chalmers Corporation, a publicly held company engaged in the machinery, equipment repair and women's shoulder pad business, and since November 1993, Mr. Nederlander has served as Vice Chairman of Allis-Chalmers Corporation. Between August 1990 and December 1991, Mr. Nederlander was the managing general partner of the New York Yankees Baseball Club. Since April 1988, Mr. Nederlander has been the Chairman of the Board of Riddell Sports, Inc., a publicly held company principally engaged in the manufacture of football helmets and other athletic protective equipment and the licensing of trademarks. Mr. Nederlander does not currently serve on a full time basis in his capacities with the Company.

         JEROME J. COHEN (67) has been the President and a Director of the Company since the Share Acquisition. Mr. Cohen serves as a member of the Executive Committee and is Chairman of the Board and Chief Executive Officer of Mego Mortgage Corporation, a wholly-owned subsidiary of the Company ("MMC"), and is President and Chief Executive Officer of Preferred Equities Corporation, a wholly-owned subsidiary of the Company ("PEC"). Since April 1992, Mr. Cohen has been a Director of Atlantic Gulf Communities Inc., formerly known as General Development Corporation, a publicly held company engaged in land development, land sales and utility operations in Florida and Tennessee.

         HERBERT B. HIRSCH (60) has been the Senior Vice President, Chief Financial Officer, Treasurer and a Director of the Company since the Share Acquisition. Mr. Hirsch serves as a member of the Executive Committee.

         EUGENE I. SCHUSTER (60) has been a Vice President and a Director of the Company since the Share Acquisition. Mr. Schuster is a member of the Stock Option Committee. Since July 1983, Mr. Schuster has been the President and Chief Executive Officer and a director of Quest Bio Technology, Inc., a publicly held biotechnology research and development firm. Since September 1985, Mr. Schuster has been a director of Wavemat, Inc., a publicly held company engaged in the manufacture and sale of microwave equipment for advanced materials processing. Since January 1988 and May 1988, Mr. Schuster has been the Chief Executive Officer and Chairman, respectively, of Cellex BioSciences, a publicly held manufacturer of automated cell culture systems. Mr. Schuster is a director and executive officer of a number of privately held venture capital, business development and biotechnology companies. Mr. Schuster does not currently serve on a full time basis in his capacities with the Company.

         JOHN E. MCCONNAUGHY, JR. (66) has been a Director of the Company since 1984. Mr. McConnaughy serves as Chairman of the Audit Committee and a member of the Stock Option and Executive Incentive Compensation Committees. Mr. McConnaughy also served as Chairman of the Board and Chief Executive Officer of GEO International Corporation ("GEO"), a privately held nondestructive testing, screen printing and oil field services company, from 1981 until October 1992. GEO filed for protection under Chapter 11 of the U.S. Bankruptcy Code in October 1993. Mr. McConnaughy has served as a member of the Board of Directors of Riddell Sports, Inc. since 1988.

         WILBUR L. ROSS, JR. (58) has been a Director of the Company since 1984. Mr. Ross serves as a member of the Audit, Stock Option and Executive Incentive Compensation Committees. Mr. Ross has been a Senior Managing Director of Rothschild, Inc., an investment banking firm, since August 1976. Mr. Ross was a director of GEO from 1987 to January 1992. Mr. Ross serves as a director of Syms Corporation, a publicly held corporation.

         All Directors hold office until the next annual meeting of shareholders of the Company and until their successors are duly elected and qualified.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ALL NOMINEES NAMED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

                   INFORMATION REGARDING BOARD AND COMMITTEES



         The following is a brief description of the functions of certain committees of the Board of Directors and the identity of their members.

         The Executive Committee meets as required between meetings of the Board of Directors. The Executive Committee exercises all the powers of the Board except the authorization of loan transactions involving more than $500,000, and the purchase or sale of property and equipment with a value over $500,000. This Committee's current members are Robert Nederlander (Chairman), Jerome J. Cohen and Herbert B. Hirsch. The Executive Committee held two meetings during fiscal 1995.

         The Audit Committee's duties are to review with the Company's independent accounting firm the plan, scope and results of the annual audit and the adequacy of internal control systems. The Audit Committee reports its findings to the full Board of Directors. The Audit Committee is composed exclusively of directors who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The current members of the Audit Committee are Robert Nederlander (Chairman), Wilbur L. Ross Jr. and John E. McConnaughy Jr. The Audit Committee held one meeting during fiscal 1995.

         The Stock Option Committee's duties are to administer the operations of the 1993 Stock Option Plan ("Plan"). The Stock Option Committee is composed of three Directors who, for at least one year prior to appointment to this Committee, were not granted or awarded equity securities pursuant to the Plan or any other plan established by the Company. The current members of the Stock Option Committee are Eugene Schuster (Chairman), Wilbur L. Ross, Jr. and John
E. McConnaughy, Jr. The Stock Option Committee held one meeting during fiscal 1995.

         On June 22, 1994, Messrs. Ross and McConnaughy were appointed as members of the Executive Incentive Compensation Committee to administer the terms of the Executive Incentive Compensation Plan which commenced for fiscal 1995. The Executive Incentive Compensation Committee held no meetings during fiscal 1995.

         The Board of Directors held nine meetings during fiscal 1995. The work of the Company's directors is performed not only at meetings of the Board of Directors and its committees, but also in consideration of Company matters and documents, and in numerous communications among Board members and others wholly apart from meetings. During fiscal 1995, all directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served.

         Directors who are compensated as employees or officers of the Company receive no additional compensation for service on the Board of Directors or its committees. Each director who is not an employee or officer of the Company is paid $40,000 per annum. Directors are also reimbursed for their expenses in attending Board and committee meetings.

                             PRINCIPAL SHAREHOLDERS

         Set forth below is information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding Common Shares or Preferred Shares, each Director of the Company, each executive officer named in the Summary Compensation Table, and all officers and Directors of the Company as a group as of April 1, 1996:


         NAME AND ADDRESS OF BENEFICIAL                     AMOUNT AND NATURE OF        PERCENTAGE OF  CLASS
           OWNER OR IDENTITY OF GROUP                     BENEFICIAL OWNERSHIP (1)     OF SHARES OUTSTANDING
         -------------------------------                  -------------------------    ----------------------
         Robert Nederlander (2) . . . . . . . . . . . .              2,126,697           11.6%    Common

         Eugene I. Schuster and Growth
         Realty Inc. ("GRI") (3)  . . . . . . . . . . .              1,933,634           10.5%    Common

         Jerome J. Cohen (4)  . . . . . . . . . . . . .              1,120,823            6.1%    Common

         Herbert B. Hirsch (5)  . . . . . . . . . . . .              1,692,623            9.2%    Common

         Don A. Mayerson (6)  . . . . . . . . . . . . .                817,414            4.5%    Common

         John E. McConnaughy, Jr. (7) . . . . . . . . .                616,503            3.4%    Common

         Wilbur L. Ross, Jr. (8)  . . . . . . . . . . .                152,500            *       Common

         Stuart Harelik (9) . . . . . . . . . . . . . .                 15,700            *       Common

         Legg Mason Special Investment Trust (10) . . .                200,000          100.0%    Preferred
          . . . . . . . . . . . . . . . . . . . . . . .                300,000            1.6%    Common

         All Officers and Directors
         as a Group (9 Persons)(11) . . . . . . . . . .              8,489,994           44.3%    Common
- ----------------------

*      Less than 1%.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 1, 1996 upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the applicable date have been exercised.

(2) 810 Seventh Avenue, 21st Floor, New York, New York 10019. Includes 14,000 shares issuable under an option granted pursuant to the Stock Option Plan, to the extent exercisable within the next 60 days, and 250,000 shares issuable upon the exercise of warrants held by an affiliate of Mr. Nederlander which are presently exercisable. See "Certain Relationships and Related Transactions."

(3) 321 Fisher Building, Detroit, Michigan 48202. Consists of 1,683,634 shares held of record by GRI, a wholly owned subsidiary of Venture Funding, Ltd. of which Mr. Schuster is a principal shareholder, Director and Chief Executive Officer, and 250,000 shares issuable upon the exercise of warrants held by an affiliate of Mr. Schuster which are presently exercisable. See "Certain Relationships and Related Transactions."

(4) 1125 N.E. 125th Street, Suite 206, North Miami, Florida 33161. Includes 14,000 shares issuable under an option granted pursuant to the Stock Option Plan, to the extent exercisable within the next 60 days, and 200,000 shares issuable upon the exercise of warrants held by Mr. Cohen which are presently exercisable. Excludes 103,503 shares owned by Mr. Cohen's spouse and 500,000 shares owned by a trust for the benefit of his children over which Mr. Cohen does not have any investment or voting power, as to which he disclaims beneficial ownership. See "Certain Relationships and Related Transactions."

(5) 230 East Flamingo Road, Las Vegas, Nevada 89109. Includes 14,000 shares issuable under an option granted pursuant to the Stock Option Plan, to the extent exercisable within the next 60 days, and 200,000 shares issuable upon the exercise of warrants held by Mr. Hirsch which are presently exercisable. Excludes 10,000 shares held by the daughter of Mr. Hirsch as custodian for a minor child as to which he disclaims beneficial ownership and 21,666 shares held by a family trust, as to which he disclaims beneficial ownership. See "Certain Relationships and Related Transactions."

(6) 1125 N.E. 125th Street, Suite 206, North Miami, Florida 33161. Includes 14,000 issuable under an option granted pursuant to the Stock Option Plan, to the extent exercisable within the next 60 days, and 100,000 shares issuable upon the exercise of warrants held by Mr. Mayerson which are presently exercisable. Excludes 56,667 shares owned by Mr. Mayerson's spouse, as to which he disclaims beneficial ownership. See "Certain Relationships and Related Transactions."

(7) 1011 High Ridge Road, Stamford, Connecticut 06905. Excludes 3,000 shares owned by a member of Mr. McConnaughy's family, as to which he disclaims beneficial ownership.

(8) 1251 Avenue of the Americas, 51st Floor, New York, New York 10020. Excludes 22,000 shares owned by a member of Mr. Ross' family and 250,000 shares owned by Rothschild, Inc., of which Mr. Ross is a Managing Director, over which Mr. Ross does not have any investment or voting power, and as to which he disclaims beneficial ownership.

(9) 4310 Paradise Road, Las Vegas, Nevada 89109. Includes 10,000 shares issuable under an option granted pursuant to the Stock Option Plan, to the extent exercisable within the next 60 days.

(10) 111 South Calvert Street, Baltimore, Maryland 21203. The holder of the Preferred Shares is entitled to one vote per Preferred Share. As part of the transaction pursuant to which the Company sold the Preferred Shares, the Company issued warrants exercisable through August 31, 1996 to the buyer of the Preferred Shares to purchase 300,000 Common Shares at an exercise price of $1.20 per share and which shares are included in the above table.

(11)     See Notes (2)-(10).

                                   MANAGEMENT

Officers of the Company. The Company's executive officers and key personnel are as follows:


            NAME                 AGE        POSITION WITH COMPANY
            ----                 ---        ---------------------
    Robert Nederlander           62         Chairman of the Board, Chief Executive Officer,
                                            Member of Executive and Audit Committees and Director
    Jerome J. Cohen              67         President, Member of Executive Committee and Director
    Don A. Mayerson              68         Executive Vice President, General Counsel and Secretary
    Herbert B. Hirsch            60         Senior Vice President, Treasurer, Chief Financial Officer,
                                            Member of Executive Committee and Director
    Eugene I. Schuster           60         Vice President and Director
    Irving J. Steinberg          57         Vice President and Chief Accounting Officer
    Jon A. Joseph, Jr.           49         Vice President and Associate General Counsel
    Paul K. Sadler               37         Vice President, Management Information Services
    Jeff S. Moore                38         President and Chief Operating Officer of MMC
    Frederick H. Conte           45         Executive Vice President and Chief Operating Officer of PEC
    Stuart Harelik               55         Senior Vice President, Marketing and Sales of PEC

         All of the incumbent officers have held office since the Share Acquisition, with the exception of Messrs. Steinberg, Harelik, Joseph and Sadler. Mr. Steinberg has held office since December 1988, Mr. Harelik has held office since March 1989, Mr. Joseph has held office since July 1995, and Mr. Sadler has held office since June 1995. The business experience of Messrs. Nederlander, Cohen, Schuster and Hirsch appears under the caption "Election of Directors."

         DON A. MAYERSON has been the Secretary of the Company since the Share Acquisition and the Executive Vice President and General Counsel of the Company since April 1988.

         IRVING J. STEINBERG has been a Vice President of the Company since April 1994 and its Chief Accounting Officer since December 1988. Mr. Steinberg is a Certified Public Accountant and served as the managing partner in the Las Vegas, Nevada, office of the accounting firm of Grant Thornton from June 1985 to August 1987.

         JON A. JOSEPH has been a Vice President and Associate General Counsel of the Company since July 1995. Mr. Joseph was Executive Vice President of Valley Bank of Nevada from 1984 to 1991. In 1991, Valley Bank of Nevada was acquired by Bank of America. Mr. Joseph remained with the legal department of Bank of America until June 1, 1995.

         PAUL K. SADLER has been with PEC as manager of Management Information Services since 1985 and was elected Vice President of the Company in June 1995.

         JEFF S. MOORE has been a director of MMC since June 1992, at which time he was elected its Executive Vice President. He was elected as Chief Operating Officer of MMC in December 1993 and as President in April 1995. Mr. Moore was the founder and served as President, Chief Executive Officer and a director of Empire Funding Corp., a nationwide Title I lender, from August 1985 until March 1992, at which time he sold his interest in that company.

         FREDERICK H. CONTE has been with PEC since 1978, and its Executive Vice President and Chief Operating Officer since February 1988.

         STUART HARELIK has been the Senior Vice President of Marketing and Sales of PEC since March 1989.

         Compliance with Section 16(a) of the Securities Exchange Act of 1934. The Company is not aware of any report under Section 16(a) of the Securities Exchange Act of 1934 not timely filed during the fiscal year ended August 31, 1995.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Purchase of Preferred Equities Corporation. Pursuant to a Stock Purchase and Redemption Agreement dated October 6, 1987 and amended October 25, 1987, Comay Corp., an affiliate of Messrs. Cohen and Mayerson ("Comay"), GRI, an affiliate of Mr. Schuster, RRE Corp., an affiliate of Mr. Nederlander (together with its assignee, RER Corp., another affiliate of Mr. Nederlander, "RER"), and H&H Financial Inc., an affiliate of Mr. Hirsch ("H&H"), obtained the rights (hereinafter, the "PEC Purchase Rights") to acquire PEC, a privately-held Nevada corporation engaged in retail land sales, resort time-sharing and other real estate related activities. (Comay, GRI, RER and H&H are collectively referred to as the "Assignors").

         Certain Arrangements Between the Company and Affiliates of Certain Officers and Directors. Pursuant to the Assignment and Assumption Agreement, dated February 1, 1988 as subsequently amended, the Assignors assigned (the "Assignment") their PEC Purchase Rights to the Company. As part of the consideration for the Assignment to the Company, the Assignors were entitled to receive from the Company, on a quarterly basis until January 31, 1995, amounts equal in the aggregate to 63% of the "Unrestricted Cash Balances" of PEC. The Assignment and Assumption Agreement defines Unrestricted Cash Balances of PEC as the cash on hand and on deposit of PEC and its subsidiaries as of the end of a fiscal quarter that could be used to make a dividend or other payment to the Company without violating the most restrictive loan agreement to which PEC is a party or by which PEC is bound.

         For the fiscal year ended August 31, 1995, the Assignors were paid the following amounts pursuant to the Assignment and Assumption Agreement (in thousands of dollars):


                                                 PAYMENTS        INTEREST           TOTAL
                                                 --------        --------           -----
     Comay  . . . . . . . . . . . . .        $      549          $     99        $    648
     GRI  . . . . . . . . . . . . . .               457                83             540
     RER  . . . . . . . . . . . . . .               457                83             540
     H & H  . . . . . . . . . . . . .               366                66             432
                                             ----------          --------        --------
     Total  . . . . . . . . . . . . .        $    1,829          $    331        $  2,160
                                             ==========          ========        ========

         At January 31, 1995, at which date the accrual of payments ceased, the Company owed the Assignors an aggregate of $13.3 million pursuant to the Assignment and Assumption Agreement, which was payable on demand. Pursuant to an amendment (the "Amendment") to the Assignment and Assumption Agreement, dated March 2, 1995, the Assignors agreed to defer payment of $10.0 million of such $13.3 million ("Subordinated Debt") and to subordinate the payment of such debt to the

Company's repayment of certain borrowings and the repayment of certain obligations of subsidiaries of the Company, the repayment of which obligations were guaranteed by the Company. Pursuant to the Amendment, the Company is required to pay interest semi-annually on the Subordinated Debt at a rate of 10% per year and commencing March 1, 1997, make seven equal semi-annual payments of $1.4 million plus interest. In addition to the Subordinated Debt, at January 31, 1995, $3.3million was payable to the Assignors, which amount bears interest at the rate of 10% per year, payable semi-annually pursuant to the provisions of the Assignment and Assumption Agreement (the "Unsubordinated Amount"). On June 14, 1995, the Company paid an aggregate of $809,000 to the Assignors, including interest in the amount of $59,000, in reduction of the Unsubordinated Amount. All amounts owed to the Assignors are secured by a pledge of all of the stock of PEC.

         In consideration of the payment deferral and subordination described above, warrants (the "Warrants") for 1,000,000 Common Shares at an exercise price of $4.25 per share (the closing market price per share on March 2, 1995) were granted to the Assignors. The warrants contain restrictions on transfer and are exercisable between March 1, 1996 and March 1, 2000.

         In April 1995, PEC entered into an arrangement with HFS, of which Mr. Nederlander became a director in July 1995.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and each of the four other most highly compensated executive officers whose annual salary and bonus during the fiscal years presented exceeded $100,000 (the "Named Executive Officers"). The Company did not grant any stock options to the Named Executive Officers during the fiscal year ended August 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                      ANNUAL COMPENSATION                  AWARDS
                                           --------------------------------------------   ------------       ALL OTHER
                                   FISCAL                                  OTHER ANNUAL                     COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR     SALARY       BONUS (A)(D)     COMPENSATION    OPTIONS (B)         (C)
- ---------------------------         ----   -----------    -------------    ------------   -------------      ---------
Robert Nederlander                   1995  $   126,924    $          -   $          -              -    $      1,500
  Chairman of the Board              1994      100,000               -              -         35,000           1,500
  and Chief Executive Officer        1993      100,000               -              -              -           1,442

Jerome J. Cohen                      1995  $   300,000    $    120,369   $      3,227              -    $      2,250
  President                          1994      300,000           5,769          1,437         35,000           2,225
                                     1993      300,000               -          3,488              -           2,084

Don A. Mayerson                      1995  $   200,000    $     49,686   $          -              -    $      2,250
  Executive Vice President,          1994      200,000           3,846              -         35,000           2,226
  General Counsel and                1993      200,000               -              -              -           2,084
  Secretary

Herbert B. Hirsch                    1995  $   200,000    $     49,686   $          -              -    $      2,250
  Senior Vice President,             1994      200,000           3,846              -         35,000           2,226
  Chief Financial Officer            1993      200,000               -              -              -           2,084
  and Treasurer

Stuart Harelik                       1995  $   125,000    $    438,064   $          -              -    $      2,250
  Senior Vice President              1994      125,000         344,830              -         25,000           2,302
  Marketing and Sales of             1993      125,000         290,412              -              -               -
  Preferred Equities
  Corporation
- ----------------------

(A) Mr. Harelik receives a contingent bonus based on a percentage of the sales made in excess of specified sales levels as set forth in his contract of employment which expires August 31, 1998. In December 1994, Messrs. Cohen, Mayerson and Hirsch received bonuses equal to one week's salary at year end in accordance with the Company's Christmas bonus formula.

(B) The Company adopted the Stock Option Plan on November 17, 1993, and options were granted to certain executive officers on December 22, 1993, subject to shareholder approval of the Stock Option Plan. The Stock Option Plan was approved by the shareholders on February 9, 1994. One-fifth of each grant became exercisable on December 22, 1994 and an additional one-fifth became exercisable on December 22, 1995. See "Aggregated Fiscal Year-End Option Table" and "Stock Option Plan."

(C) Represents the Company's matching contributions of 25% of the employee's contribution to the Company's 401(k) Plan on behalf of the employee.

(D) In addition to those bonuses described in (A) above, on April 3, 1996, pursuant to contractual arrangements, Incentive compensation attributable to the year ended August 31, 1995 was paid to Messrs. Cohen, Mayerson and Hirsch, and is included in the above table. See "Employment Agreements", "Executive Incentive Compensation Plan" and "Report on Executive Compensation".

         Stock Options Granted in Fiscal 1995. Under the 1993 Stock Option Plan, grants of 35,000 options on June 19, 1995 at an exercise price of $8.00 per share and 50,000 options on July 7, 1995, at an exercise price of $8.75 per share were made during fiscal 1995 to key employees. No stock options were granted to or exercised by the Named Executive Officers during the fiscal year ended August 31, 1995.

                    AGGREGATED FISCAL YEAR-END OPTION TABLE


                              NUMBER OF UNEXERCISED OPTIONS          VALUE OF UNEXERCISED IN-THE-
                                         HELD AT                        MONEY OPTIONS HELD AT
                                     AUGUST 31, 1995                     AUGUST 31, 1995 (1)

                            ----------------------------------------------------------------------

      NAME                  EXERCISABLE        UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
   ------------------       -----------        -------------       -----------       -------------
   Robert Nederlander          7,000              28,000             $42,000           $168,000

   Jerome J. Cohen             7,000              28,000             $43,750           $175,000
   Don A. Mayerson             7,000              28,000             $43,750           $175,000

   Herbert B. Hirsch           7,000              28,000             $43,750           $175,000
   Stuart Harelik              5,000              20,000             $31,250           $125,000


- -----------------
(1) The closing sales price of the Company's Common Shares as reported by Nasdaq National Market on August 31, 1995 was $8.75.

         Employment Agreements. The Company has entered into an employment agreement with Jerome J. Cohen which expires on January 31, 2000. The agreement provides for an annual base salary of $300,000 plus 2.5% of Incentive Income as defined in the Company's Incentive Plan (See "Executive Incentive Compensation Plan.") Mr. Cohen's employment agreement does not provide for an early termination bonus or other additional compensation based on performance.

         MMC has entered into an employment agreement with Jeffrey S. Moore which expires on December 31, 1998 and which provides for an annual base salary of $200,000. In addition, Mr. Moore is to receive an incentive bonus each calendar year equal to 1.5% of MMC's after tax income, provided that certain scheduled sales goals are met, as well as deferred compensation of 1% of the gain on sale from sales of loans during such year, payable in 48 equal installments. In the event payments of the incentive bonus and deferred compensation due in any year exceed $500,000, then the excess over $500,000 is only payable with the approval of MMC's Board of Directors.

         PEC has entered into an employment contract with Stuart Harelik which expires on August 31, 1998 and provides for an annual base salary of $125,000. In addition, Mr. Harelik is to receive a contingent bonus each year equal to the sum of 1.25% of Net Sales (as defined) in excess of $20.0 million up to $50.0 million plus .75% of Net Sales in excess of $50.0 million.

         Stock Option Plan. Under the Company's Stock Option Plan, 525,000 Common Shares were reserved for issuance upon exercise of options. The Stock Option Plan is designed to serve as an incentive for retaining qualified and competent employees.

         The Stock Option Committee of the Company's Board of Directors, or a committee thereof, administers and interprets the Stock Option Plan and is authorized, in its discretion, to grant options thereunder to all managerial and other key employees of the Company and its subsidiaries (approximately
28 individuals), including officers of the Company. The Stock Option Plan provides for the granting of both "incentive stock options" (as defined in Section 422A of the Internal Revenue Code) and nonstatutory stock options. Options can be granted under the Stock Option Plan on such terms and at such prices as determined by the Board, or a committee thereof, except that the per share exercise price of options may not be less than 80% of the fair market value of the Common Shares on the date of grant, and, in the case of an incentive stock option, the per share exercise price may not be less than 100% of such fair market value. In the case of incentive stock options granted to a 10% shareholder, the per share exercise price may not be less than 110% of the fair market value. The aggregate fair market value of the shares covered by incentive stock options granted under the Stock Option Plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

         Options granted under the Stock Option Plan are exercisable after the period or periods specified in the option agreement. Options granted under the Stock Option Plan are not exercisable after the expiration of ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution.

         Compensation Committee Interlocks and Insider Participation. The Board of Directors has not designated a Compensation Committee, but has delegated the responsibility and authority for setting and overseeing the administration of policy which governs the compensation of all of the Company's employees (with the exception of Messrs. Nederlander, Cohen, Mayerson, Hirsch and Schuster) to its President, Jerome J. Cohen. The compensation paid to Messrs. Nederlander, Cohen, Mayerson, Hirsch and Schuster is determined by the Board of Directors. The directors who are also executive officers of the Company do not participate in deliberations of the Board of Directors of the Company concerning their own compensation. In fiscal 1995, Mr. Nederlander's annual salary was increased to $150,000, and Mr. Schuster's annual salary was increased to $60,000.

         Executive Incentive Compensation Plan. On June 22, 1994, effective for the year ending August 31, 1995, the Board of Directors of the Company approved an Executive Incentive Compensation Plan (the "Incentive Plan") for executives and other key employees of the Company and its subsidiaries who contribute to the success of the Company. Under the terms of the Incentive Plan, awards of incentive compensation may be made by an Incentive Compensation Committee of the Board of Directors of the Company, which committee shall be composed of not less than two members. The Incentive Plan provides that the Board of Directors may amend, suspend or terminate the Incentive Plan at any time. Incentive Compensation for any fiscal year is defined as an amount equal to 7.5% of Incentive Income ("Incentive Income") for such year. Incentive Income for any fiscal year is defined as the amount reported as "Income Before Taxes" in the consolidated financial statements of the Company for such year. The maximum amount of all awards of Incentive Compensation for any fiscal year shall not exceed (a) 7.5% of Incentive Income for such year, reduced by (b) the amount of Incentive Income which must be paid by the Company to employees pursuant to any contractual obligation of the Company, increased by (c) any unawarded Incentive Compensation carried forward from a prior fiscal year.

         On June 22, 1994, the Board of Directors also approved an employment agreement described above with Mr. Jerome J. Cohen, President of the Company, and agreements with Messrs. Don A. Mayerson and Herbert B. Hirsch, executive officers of the Company, pursuant to which Messrs. Cohen, Mayerson and Hirsch are entitled to receive 2.5%, 1.0% and 1.0% respectively, of Incentive Income of the Company, as defined in the Incentive Plan, for the five year period commencing with fiscal 1995, which amounts would directly reduce the amounts available for awards under the Incentive Plan.

         Split Dollar Insurance Plan. On April 5, 1995, the Board of Directors of the Company established a split-dollar life insurance plan (the "Split-Dollar Plan") pursuant to which the Company pays the premiums for certain "second to die" life insurance policies on the lives of Robert Nederlander, Jerome J. Cohen, Don A. Mayerson and Herbert B. Hirsch, executive officers of the Company (Messrs. Nederlander, Cohen and Hirsch are also directors of the Company), and their respective spouses, for a period not to exceed five years, at an annual aggregate premium outlay of $400,000. Each policy is in the name of a trust established for family beneficiaries selected by such officers. On August 3, 1995, in accordance with the Split-Dollar Plan, the Company approved a life insurance policy for Mr. Schuster at an annual cost of $100,000 for a period of five years. Pursuant to the Split-Dollar Plan, and with respect to each policy, after ten years, or earlier upon the deaths of the respective insured parties, or certain other eventualities, the Company will receive the amount of premiums paid on the policy.

                        REPORT ON EXECUTIVE COMPENSATION

         The Board of Directors has not designated a Compensation Committee, but has delegated the responsibility and authority for setting and overseeing the administration of policy which governs the compensation of all of the Company's employees (with the exception of Messrs. Nederlander, Cohen, Mayerson, Hirsch and Schuster) to its President, Jerome J. Cohen. The compensation paid to Messrs. Nederlander, Cohen, Mayerson, Hirsch and Schuster is determined by the Board of Directors. No previously named executives other than Messrs. Nederlander and Schuster received an increase in base compensation in fiscal 1995. See "Compensation Committee Interlocks and Insider Participation".

         On June 22, 1994, the Board of Directors of the Company approved an Executive Incentive Compensation Plan (the "Incentive Plan") for executives and other key employees of the Company and its subsidiaries who contribute to the success of the Company. Under the terms of the Incentive Plan, which commenced for years beginning with fiscal 1995, awards of Incentive Compensation shall be made by an Incentive Compensation Committee of the Board of Directors of the Company, which committee shall be composed of not less than two members. The Incentive Plan provides that the Board of Directors may amend, suspend or terminate the Incentive Plan at any time. Incentive Compensation for any fiscal year is defined as an amount equal to 7.5% of Incentive Income for such year. Incentive Income for any fiscal year is defined as the amount reported as "Income Before Taxes" in the consolidated financial statements of the Company for such year. The maximum amount of all awards of Incentive Compensation for any fiscal year shall not exceed (a) 7.5% of Incentive Income for such year, reduced by (b) the amount of Incentive Income which must be paid by the Company to employees pursuant to any contractual obligation of the Company, increased by (c) any unawarded Incentive Compensation carried forward from a prior fiscal year. The amount paid pursuant to the Incentive Plan for fiscal 1995 on April 1, 1996 was approximately $344,000, including amounts paid to Messrs. Cohen, Mayerson and Hirsch under the agreements described in the following paragraph.

         The Board in fiscal 1994 approved an employment agreement with Mr. Jerome J. Cohen, President of the Company, and agreements with Messrs. Don A. Mayerson and Herbert B. Hirsch, senior officers of the Company, pursuant to which Messrs. Cohen, Mayerson and Hirsch would receive 2.5%, 1.0% and 1.0%, respectively, of Incentive Income of the Company, as defined in the Incentive Plan, for the five year period commencing with fiscal 1995, which amounts would directly reduce the amounts available for awards under the Incentive Plan. The allocations to Messrs. Cohen, Mayerson and Hirsch were determined through negotiation. Mr. Cohen's employment agreement, which expires January 31, 2000, provides for a base salary of $300,000 per year plus the 2.5% Incentive Plan discussed previously. Mr. Cohen's employment agreement does not provide for an early termination bonus or other additional compensation based on performance.


                               BOARD OF DIRECTORS

          Robert Nederlander     Jerome J. Cohen     Herbert B. Hirsch
    Eugene I. Schuster     John E. McConnaughy, Jr.     Wilbur L. Ross, Jr.

                               PERFORMANCE CHART

         Following is a line graph comparing the cumulative total shareholder return on the Company's Common Shares, based on the market price of the Common Shares, with the cumulative total return of companies in the NASDAQ Market Index and the Media General Peer Group (real estate subdividers and developers) Index. The comparison assumes $100 was invested on September 1, 1990, in the Company's Common Shares and in each of the foregoing indices, and the reinvestment of all dividends.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                          AMONG MEGO FINANCIAL CORP.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                           PLOT POINTS FOR LINE GRAPH

                               Fiscal Year Ending
Company               1990      1991      1992       1993         1994        1995
Mego Financial Corp   100        81.45    145.45     226.91       490.91      1272.73
Industry Index        100       106.43    102.78     121.38       134.82       150.74
Broad Market          100       113.67    115.60     150.49       164.43       195.65


                   Assumes $100 Invested on September 1, 1990
                          Assumes Dividends Reinvested

                                    GENERAL

         The Company and the Board of Directors do not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the meeting. If any other matters should properly come before the meeting, proxies will be voted on these other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred only by the granting of such proxies.

         The Company will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Common and Preferred Shares held by such persons. The Company will reimburse such persons for reasonable out of pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies.

         A copy of the Company's 1995 Annual Report accompanies this Proxy. The Company's Form 10-K, except for exhibits, for its fiscal year ended August 31, 1995, as filed with the Securities and Exchange Commission, is available upon written request and will be provided free of any cost. Upon request, the Company will provide copies of exhibits to its Form 10-K at a cost of fifty cents per page of each exhibit. All requests should be directed to Mego Financial Corp., 4310 Paradise Road, Las Vegas, Nevada 89109, ATTN: Don A. Mayerson, Secretary.

         The firm of Deloitte & Touche LLP, independent public accountants, serves as the Company's independent public accountants. One or more of the representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

                            SHAREHOLDER'S PROPOSALS

         The 1997 Annual Meeting of Shareholders is expected to be held in Las Vegas, Nevada. All proposals of shareholders intended to be presented at the 1997 Annual Meeting must be received at the Company's executive office no later than September 15, 1996, for inclusion in the proxy statement and form of proxy related to that meeting.


                         By Order of the Board of Directors


                         DON A. MAYERSON

                         Don A. Mayerson, Executive Vice President,
                         General Counsel and Secretary


May 13, 1996

                              MEGO FINANCIAL CORP.

                                  COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            PROXY -- ANNUAL MEETING OF SHAREHOLDERS -- JUNE 11, 1996

    The undersigned, a holder of Common Stock of Mego Financial Corp., a New York corporation (the "Company"), does hereby appoint Robert Nederlander and Jerome J. Cohen, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1996 Annual Meeting of Shareholders of the Company to be held at the Company's headquarters on Tuesday, June 11, 1996, at 10:00 A.M., and at any adjournment or adjournments thereof.

    The undersigned hereby instructs said proxies or their substitutes:

1. ELECTION OF DIRECTORS:             VOTE FOR all nominees listed below (except         WITHHOLD AUTHORITY to vote
                                      as indicated to the contrary below)  / /           for all nominees listed
                                                                                         below  / /

ROBERT NEDERLANDER, JEROME J. COHEN, HERBERT B. HIRSCH, JOHN E. McCONNAUGHY, JR.
                  WILBUR L. ROSS, JR., AND EUGENE I. SCHUSTER

   INSTRUCTIONS: To withhold authority to vote for individual nominee(s), write the(ir) name(s) in the space provided below.

- --------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.

                  (Continued and to be signed on reverse side)

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT DIRECTORS.

    The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated May 13, 1996, and the Company's Annual Report for the fiscal year ended August 31, 1995.

                                           Dated:                          1996
                                                 --------------------------

                                           ------------------------------(L.S.)

                                           ------------------------------(L.S.)
                                                       Signature(s)

                                           NOTE: Your signature should appear
                                           exactly the same as your name appears
                                           hereon. If signing as partner,
                                           attorney, executor, administrator,
                                           trustee or guardian, please indicate
                                           the capacity in which signing. When
                                           signing as joint tenants, all parties
                                           in the joint tenancy must sign. When
                                           a proxy is given by a corporation, it
                                           should be signed by an authorized
                                           officer and the corporate seal
                                           affixed. No postage is required if
                                           mailed within the United States.

                              MEGO FINANCIAL CORP.

                                PREFERRED STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            PROXY -- ANNUAL MEETING OF SHAREHOLDERS -- JUNE 11, 1996

    The undersigned, a holder of Preferred Stock of Mego Financial Corp., a New York corporation (the "Company"), does hereby appoint Robert Nederlander and Jerome J. Cohen, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Preferred Stock of the Company which the undersigned would be entitled to vote if personally present at the 1996 Annual Meeting of Shareholders of the Company to be held at the Company's headquarters on Tuesday, June 11, 1996, at 10:00 A.M., and at any adjournment or adjournments thereof.

    The undersigned hereby instructs said proxies or their substitutes:

1. ELECTION OF DIRECTORS:             VOTE FOR all nominees listed below (except         WITHHOLD AUTHORITY to vote
                                      as indicated to the contrary below)  / /           for all nominees listed
                                                                                         below  / /

ROBERT NEDERLANDER, JEROME J. COHEN, HERBERT B. HIRSCH, JOHN E. McCONNAUGHY, JR.
                  WILBUR L. ROSS, JR., AND EUGENE I. SCHUSTER

   INSTRUCTIONS: To withhold authority to vote for individual nominee(s), write the(ir) name(s) in the space provided below.

- --------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.

                  (Continued and to be signed on reverse side)

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT DIRECTORS.

    The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated May 13, 1996, and the Company's Annual Report for the fiscal year ended August 31, 1995.

                                           Dated: __________________________1996

                                           _______________________________(L.S.)

                                           _______________________________(L.S.)
                                                       Signature(s)

                                           NOTE: Your signature should appear
                                           exactly the same as your name appears
                                           hereon. If signing as partner,
                                           attorney, executor, administrator,
                                           trustee or guardian, please indicate
                                           the capacity in which signing. When
                                           signing as joint tenants, all parties
                                           in the joint tenancy must sign. When
                                           a proxy is given by a corporation, it
                                           should be signed by an authorized
                                           officer and the corporate seal
                                           affixed. No postage is required if
                                           mailed within the United States.